Dear HMMR Shareholders,

As we advance through one of the most significant transitions in the history of Hammer Technology Holdings Corp. (OTC: HMMR), I write today to provide you with a comprehensive update on our restructuring progress, financial cleanup, and renewed growth trajectory.

A Strategic Shift Toward a Fintech-First Future

In late 2024, HMMR formally divested its legacy telecommunications assets, marking a complete exit from non-core operations. This allowed the Company to concentrate fully on its flagship fintech platform, HammerPay-a mobile-first digital wallet and neo-banking ecosystem purpose-built for the unbanked and underbanked populations across emerging markets. HammerPay is now expected to produce revenues and is positioned for scaled global deployment.

Resolving Audit Legacy & Market Downgrade

Between 2022 and early 2025, the Company incurred approximately $2.7 million in expenses related to rectifying severe audit deficiencies and historical reporting gaps caused by poor prior audit performance. These issues led to our downgrade to the OTC Expert Market, undermining shareholder confidence and limiting access to capital.

To resolve this, the Company engaged Salberg & Company, P.A., a PCAOB-registered audit firm with a proven SEC track record. Under Salberg's guidance, we have now brought our financials into full compliance and are actively pursuing reinstatement to a more favorable market tier.

Responsible Capital Strategy: Partnership with Caban Global Reach PE

To support our expansion without relying on toxic or dilutive financing, we have entered into a strategic capital development partnership with Caban Global Reach Private Equity LP. Their involvement-details of which will be announced imminently-will enable structured, equity-based funding that aligns with our long-term vision. We are focused on building sustainable shareholder value through disciplined capital, not short-term speculation.

The Related Party Note: Restructuring Backed by Commitment

During our most critical period, HMMR received vital funding from one of our valued board members, Michael Sevell, who provided shareholder loans beginning in 2021. These advances-totaling $2,680,799 as of May 2025-were instrumental in supporting our pivot from telecommunications to fintech, executing financial restatements, and launching HammerPay.

This debt has now been formally consolidated into a single Restated Convertible Note, and it is our stated intention to retire this obligation through a structured equity conversion. In coordination with Caban Global Reach PE, this initiative reflects our commitment to eliminating legacy debt and positioning HMMR on a clear path to financial strength.

A New Chapter for HMMR

Our priorities for the year ahead include:

• Scaling revenues and accelerating merchant onboarding for HammerPay;

• Retiring legacy obligations to strengthen the Company's balance sheet;

• And delivering transparent, proactive shareholder communications, including regular SEC filings and strategic updates.

We are deeply grateful for your ongoing support. The rebuilding process has been demanding, but it has forged a stronger, more focused, and more resilient HMMR. I encourage you to stay informed by visiting our updated website at https://hmmrgroup.com, and I look forward to sharing continued progress in the months ahead.

Sincerely,
Michael Cothill
Executive Chairman
Principal Executive Officer
Hammer Technology Holdings Corp. (OTC: HMMR)